SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2006 (February 2, 2006)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
In addition to the Company’s standard compensation for board members, on February 2, 2006, the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Brocade Communications Systems, Inc. (the “Company”) approved a one-time payment of One Hundred Thousand Dollars ($100,000) to David House, Chairman of the Board of Directors, in recognition of his special assistance and service to the Board and its various committees during 2005.
In addition, the Committee approved payment, beginning in fiscal year 2006, of an annual fee of $30,000 as compensation for the Board member designated by the Board to serve as its independent Chairman. Mr. House currently serves as independent Chairman of the Company’s Board of Directors. Other than as set forth above, Mr. House did not receive any other compensation from the Company.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On February 2, 2006, Christopher Paisley and Seth Neiman, each a member of the Company’s Board of Directors, notified the Company that they would not be standing for re-election to the Board at the Company’s 2006 Annual Meeting of Stockholders. Mr. Paisley is the current Chairman of the Company’s Audit Committee. Mr. Neiman does not serve on any committees of the Board of Directors. The Company currently anticipates that Messrs. Paisley and Neiman will continue to serve on the Board of Directors and the committees of which they are members through the date of the 2006 Annual Meeting.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: February 8, 2006	By:	/s/ Richard Deranleau
Richard Deranleau
VP, Interim Chief Financial Officer and Treasurer